UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
May 11, 2010
Date of Report (Date of earliest event reported)
ENERGY TRANSFER PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)
3738 Oak Lawn Avenue
Dallas, TX 75219
(Address of principal executive offices)
(214) 981-0700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On May 11, 2010, Energy Transfer Partners, L.P. (“ETP”) and Energy Transfer Equity, L.P. (“ETE”) announced that ETP has entered into a definitive agreement to transfer the equity interests in an entity that owns a 49.9% interest in Midcontinent Express Pipeline LLC (“MEP”) to ETE in exchange for the redemption of 12,273,830 ETP common units valued at approximately $600 million based on a 10-day volume weighted average closing price of ETP common units as of May 4, 2010. Pursuant to a separate agreement, ETE will then contribute the equity interests in this entity to Regency Energy Partners LP (“Regency”) in exchange for 26,266,791 newly issued Regency common units valued at approximately $600 million based on a 10-day volume weighted average closing price of Regency common units as of May 4, 2010. As a result, Regency will indirectly own a 49.9% interest in MEP. ETE will have the option to acquire the equity interests in the entity that owns the remaining 0.1% interest in MEP from ETP after 12 months and one day following the closing of the initial transfer of the MEP interest, and ETE will assign this option to Regency at the closing.
     In connection with this transaction, ETE has entered into a definitive agreement to acquire a 100% equity interest in the general partner of Regency from an affiliate of GE Energy Financial Services, Inc. (“GE EFS”) in exchange for the issuance by ETE of 3,000,000 Series A Convertible Preferred Units of ETE having an aggregate liquidation preference of $300.0 million.
     Following the closing of the transactions, ETE expects to own approximately 22% of the outstanding Regency common units and approximately 28% of the outstanding ETP common units. All of the transactions described above are expected to close within the next 30 days pursuant to the terms of the transaction agreements, subject to customary closing conditions and certain lender consents.
     A copy of the press release announcing the transactions and an investor presentation are filed herewith as Exhibit 99.1 and Exhibit 99.2, respectively, and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description of the Exhibit

Exhibit 99.1	Energy Transfer Partners, L.P. press release dated May 11, 2010

Exhibit 99.2	Investor Presentation dated May 11, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.

	By:	Energy Transfer Partners GP, L.P.,
its general partner

	By:	Energy Transfer Partners, L.L.C.,
its general partner

Date: May 11, 2010		/s/ Martin Salinas, Jr. Martin Salinas, Jr.
Chief Financial Officer